As filed with the Securities and Exchange Commission on September 10, 2007.     Registration No. ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
VIAD CORP
(Exact name of registrant as specified in its charter)

Delaware	36-1169950
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1850 North Central Avenue, Suite 800
Phoenix, Arizona 85004-4545
(Address of principal executive offices, including zip code)
2007 VIAD CORP OMNIBUS INCENTIVE PLAN
(Full title of the plan)
Scott E. Sayre
Vice President-General Counsel and Secretary
Viad Corp
1850 North Central Avenue, Suite 800, Phoenix, Arizona 85004-4545
(602) 207-4000
(Name, address and telephone number of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of securities	Amount to be	Offering Price Per	Proposed maximum	Amount of
to be registered	registered (2)	Share (3)	aggregate offering price (3)	registration fee
Common Stock (1) $1.50 par value	1,700,000 shares	$33.73	$57,341,000.00	$1,760.37

(1)	This Registration Statement also pertains to Rights to purchase shares of Junior Participating Preferred Stock of the registrant (the “Rights”), which are attached to and trade with the registrant’s Common Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred along with and only with such securities. Thereafter, separate Rights certificates will be issued representing one Right for each share of Common Stock held, subject to adjustment pursuant to antidilution provisions.

(2)	Includes an indeterminate number of shares of Common Stock that may be issuable by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(3)	The amounts are based upon the average of the high and low sale prices for the Common Stock as reported on the New York Stock Exchange on September 7, 2007, and are used solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents previously filed by Viad Corp (the “Registrant”) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated in this Registration Statement by reference:
•	The Annual Report on Form 10-K filed by the Registrant for the year ended December 31, 2006.
•	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, filed with the SEC on May 8, 2007 and August 8, 2007, respectively.
•	The Registrant’s Current Reports on Form 8-K dated February 2, 2007 (Item 8.01 relating to acquisition), February 13, 2007, February 27, 2007, May 21, 2007, June 6, 2007, August 8, 2007, August 29, 2007 and September 5, 2007.
•	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-B filed with the SEC pursuant to Section 12 of the Exchange Act on February 25, 1992.
•	The description of the Registrant’s Shareholder Rights Plan contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Exchange Act on February 28, 2002, as amended by Amendment No. 1, as filed on Form 8-A/A with the SEC on July 9, 2004.
     In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
Not Applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     The legality of the securities offered pursuant to this Registration Statement has been passed upon for the Registrant by Scott E. Sayre, Vice President-General Counsel and Secretary of the Registrant. Mr. Sayre owns, and has options to purchase, shares of Common Stock of the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), Viad Corp is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:
     Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in the manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe such person’s conduct was unlawful.
     Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
     Certificate of Incorporation and By-Laws. The Certificate of Incorporation of Viad Corp provides that no director of Viad Corp shall be personally liable to Viad Corp or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation is prohibited under the DGCL as it currently exists or as it may be amended in the future. The Certificate of Incorporation and By-Laws also provide that Viad Corp shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Viad Corp or is or was serving at the request of Viad Corp as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer), to the fullest extent authorized by the DGCL as it currently exists or as it may be amended in the future, against all expense, liability and loss (including attorneys’ fees, judgments, fines, payments in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person. Such indemnification shall continue as to a person who ceases to be a director or officer of Viad Corp and shall inure to the benefit of such person’s heirs, executors and administrators. Viad Corp shall not be required to indemnify a person in connection with such action, suit or proceeding initiated by such person if it was not authorized by the Board of Directors except under limited circumstances.
     The By-Laws also provides that Viad Corp shall pay the expenses of directors and officers incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if and to the extent that the DGCL requires, the payment of expenses incurred by a director or officer in advance of the final disposition of any action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the Certificate of Incorporation or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under the By-Laws is not paid in full within 30 calendar days after a written claim therefor has been received by Viad Corp, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled also to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any action, suit or proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Viad Corp) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for Viad Corp to indemnify the claimant for the amount claimed. Viad Corp shall have the burden of providing such defense. Neither the failure of Viad Corp to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by Viad Corp that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The right to indemnification and the payment of expenses conferred on any person by the By-Laws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or By-Laws of Viad Corp, agreement, vote of stockholders or disinterested directors or otherwise.
     Any repeal or modification of the provisions of the Certificate of Incorporation described herein by the stockholders of Viad Corp will not adversely affect any limitation on the personal liability of directors for, or any rights of directors in respect of, any cause of action, suit or claim accruing or arising prior to the repeal or modification.
     The Certificate of Incorporation also provides that Viad Corp may maintain insurance to protect itself and any director, officer, employee or agent of Viad Corp or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not Viad Corp would have the power to indemnify such person against such expense, liability or loss under DGCL. We have obtained directors’ and officers’ liability insurance for the benefit of our directors and officers.
     In addition, we have entered into indemnification agreements with each of our directors. These agreements provide, among other things, that we must, subject to specified exceptions:

•	indemnify each director to the full extent authorized or permitted by applicable law;
•	maintain insurance policies for the benefit of each director that are applicable for so long as the director continues to serve as a director and thereafter for so long as a director is subject to any possible or threatened claim or action relating to the director’s service as a director; and
•	indemnify each director against all expenses, fines, fees and amounts paid in settlement incurred by the director in connection with a threatened, pending or complete action relating to the director’s service as a director.
     In addition, the indemnification agreements contain procedures for implementing the indemnities described above, including advancement of expenses.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not Applicable.
ITEM 8. EXHIBITS.

Exhibit
Number	Description
4.1	Rights Agreement, dated as of February 28, 2002, between Registrant and Wells Fargo Bank Minnesota, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 to Form 8-A filed on February 28, 2002, is incorporated herein by reference.

4.2	Copy of Certificate of Adjusted Purchase Price or Number of Shares dated July 9, 2004, with Wells Fargo Bank, N.A., as Rights Agent, filed as Exhibit 4.2 to Viad Corp’s Form 8-A/A filed July 9, 2004, is incorporated herein by reference.

5	Opinion of the Registrant’s General Counsel as to the legality of securities offered under the 2007 Viad Corp Omnibus Incentive Plan.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Counsel (contained in the Opinion of the Registrant’s General Counsel, Exhibit 5 hereto).

24	Power of Attorney of directors and certain officers of the Registrant.
     The Registrant will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner, and has made or will make all changes required by the IRS in order to qualify the Plan.
ITEM 9. UNDERTAKINGS.
     (a) The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, and State of Arizona, on the 10th day of September, 2007.

VIAD CORP
By:	/s/ Paul B. Dykstra
Paul B. Dykstra
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 has been signed below by the following persons in the capacities indicated on September 10, 2007:

/s/ Paul B. Dykstra
Paul B. Dykstra	President and Chief Executive Officer (Principal Executive Officer)

/s/ Ellen M. Ingersoll
Ellen M. Ingersoll	Chief Financial Officer (Principal Financial Officer)

/s/ G. Michael Latta
G. Michael Latta	Vice President — Controller (Principal Accounting Officer)

*
Wayne G. Allcott	Director

*
Daniel Boggan Jr.	Director

*
Robert H. Bohannon	Director

*
Isabella Cunningham	Director

*
Paul B. Dykstra	Director

*
Jess Hay	Director

*
Judith K. Hofer	Director

*
Robert E. Munzenrider	Director

*
Albert M. Teplin	Director

/s/ Scott E. Sayre

Scott E. Sayre	Vice President-General Counsel and Secretary

*	As attorney-in-fact